EXHIBIT 10.1

ARCADIA RESOURCES, INC.

BOARD OF DIRECTOR COMPENSATION FOR OCTOBER 1, 2007 TO
SEPTEMBER 30, 2008, APPROVED NOVEMBER 7, 2007

Annual Board Retainer (per Director)	$25,000
Annual Committee Chair Retainers: --Audit Committee Chair --Compensation Committee Chair --Nominating and Governance Committee Chair	$15,000 $10,000 $10,000
Annual Audit Committee Member Retainer (per Committee Member)	$5,000
Annual Fee for Board and Committee Meeting Attendance (per Director)	$22,500

The above-referenced compensation arrangements are for outside non-employed directors only. All compensation is payable in options to purchase shares of the Company’s common stock, with the number of options determined by the Black-Scholes or other modeling technique. Options vest quarterly and are subject to forfeiture per existing director compensation agreements. The total annual fee for Board and Committee meeting attendance may be lower for certain directors depending on committee assignments and includes $5,000 for attendance at additional meetings of the outside directors before October 1, 2007.